Exhibit 3.2

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
METROCALL HOLDINGS, INC.

                              Metrocall Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

                              FIRST: The name of the Corporation is Metrocall Holdings, Inc. The Corporation was originally incorporated under the name Metrocall of Delaware, Inc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 26, 1982 and restated as filed with the Secretary of State of the State of Delaware on February 19, 1999 (the “Restated Certificate of Incorporation”) and amended and restated as filed with the Secretary of State of the State of Delaware on October 8, 2002.

                              SECOND: This Amendment to the Amended and Restated Certificate of Incorporation is being adopted pursuant to Section 242 of the General Corporation Law of the State of Delaware.

                              THIRD: Paragraph Eight of the Amended and Restated Certificate of Incorporation is deleted in its entirety, and the following Paragraph is substituted in lieu thereof:

“8. TRANSFER OF STOCK

                              (a)       Restrictions. Any attempted Transfer of Corporation Securities prior to the Restriction Release Date, or any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Restriction Release Date, shall be prohibited and void ab initio to the extent that the Board of Directors of the Corporation determines in its good faith discretion that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (1) any Person or group of Persons would become a Five-Percent Shareholder, or (2) the Percentage Stock Ownership interest in the Corporation of any Five-Percent Shareholder would be increased (each, a “Prohibited Transfer”); provided, however, that nothing herein contained shall preclude the settlement of any transaction in Corporate Securities that is entered into through the facilities of a securities exchange or an interdealer quotation system. The restriction set forth in the preceding sentence shall not apply to an attempted Transfer if the transferor or the transferee obtains the approval of the Board of Directors of the Corporation. As a condition to granting its approval, the Board of Directors may, in its discretion, require an opinion of counsel selected by the Board of Directors that the Transfer shall not result in the application of any limitation under Section 382 of the Code on the use of the Tax Benefits.

                              (b)      Treatment of Excess Securities.

                                        (i)       No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a shareholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities that are the subject of the Prohibited Transfer

(the “Excess Securities”). Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of shareholders of the Corporation, including without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any. Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Securities shall cease to be Excess Securities.

                                        (ii)       If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities (“Prohibited Distributions”), to an agent designated by the Board of Directors (the “Agent”). The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s length transactions; provided, however, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame, if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender the Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and the proceeds of such sale, except to the extent that the Agent grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 8(b)(iii), below.

                                        (iii)       The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee had previously resold the Excess Securities, any amounts received by it from a Purported Transferee, as follows: (1) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (2) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the fair market value, calculated on the basis of the [closing market price] for Corporation Securities on the day before the Transfer, of the Excess Securities at the time of the attempted Transfer to the Purported Transferee by gift, inheritance, or similar Transfer), which amount (or fair market value) shall be determined in the discretion of the Board of Directors; and (3) third, any remaining amounts shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Code (or any comparable successor provision) (“Section 501(c)(3)”) selected by the Board of Directors. The recourse of any Purported Transferee in respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (2) of the preceding sentence. In no event shall the proceeds of any sale of Excess Securities pursuant to this Section 8 inure to the benefit of the Corporation.

                                        (iv)       If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty business days from the date on which the Corporation makes a demand pursuant to paragraph (d)(ii) of this Article, then the Corporation shall institute legal proceedings to compel such surrender.

                                        (v)       The Corporation shall make the demand described in Section 8(b)(iii) within thirty days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities; provided, however, that if the Corporation makes such demand at a later date, the provisions of this Section 8 shall continue to apply.

                              (c)       Definitions.

                              “Code” means the Internal Revenue Code of 1986, as amended.

                              “Corporation Securities” means shares of Common Stock and shares of Preferred Stock.

                              “Five-Percent Shareholder” means a Person or group of Persons that is identified as a “5-percent shareholder” of the Corporation pursuant to Treasury Regulation § 1.382-2T(g)(1).

                              “Percentage Stock Ownership” means percentage stock ownership as determined in accordance with Treasury Regulation § 1.382-2T(g), (h), (j) and (k).

                              “Person” means an individual, corporation, estate, trust, association, company, partnership, joint venture or similar organization.

                              “Restriction Release Date” means October 8, 2004.

                              “Tax Benefits” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any “net unrealized built-in-loss” within the meaning of Section 382 of the Code, of the Corporation or any direct or indirect subsidiary thereof.

                              “Transfer” means any sale, transfer, gift or assignment of any Corporation Securities, or the granting or issuance of an option or other right to acquire any Corporation Securities, or any other action that would cause any person to be treated as the owner of any Corporation Securities as to which such person was not previously treated as the owner. A person shall be treated as the owner of any Corporation Securities if such person directly or indirectly owns such Securities or is otherwise treated as the owner of such Securities under Section 382 of the Code and the Treasury Regulations thereunder, including Section 382(1)(3) of the Code and Treasury Regulation § 1.382-2T(h) of the Treasury Regulations thereunder.”

                              FOURTH: The above amendment to the Certificate of Incorporation was authorized by the majority of the directors of the Corporation at a meeting of such directors and duly adopted by the majority of the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

                              IN WITNESS WHEREOF, Metrocall Holdings, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf on May 12, 2003.

METROCALL HOLDINGS, INC.

By: \s\ Vincent D. Kelly Vincent D. Kelly President and Chief Executive Officer

Attest:

\s\ Shirley B. White Shirley B. White Secretary